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(CORRECTED COPY)                                                  EXHIBIT 99.1
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[ZOLTEK logo]

FOR IMMEDIATE RELEASE                               NASDAQ NMS SYMBOL:  "ZOLT"
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              ZOLTEK ANNOUNCES GRANT FROM HUNGARIAN GOVERNMENT

         BUDAPEST, HUNGARY -- MARCH 31, 2006 -- Zoltek Companies, Inc. and the Hungarian Government today announced their joint commitment to a major expansion plan to turn Zoltek's facility 30 miles west of Budapest into the world's largest carbon fiber production facility. Through the expansion, Zoltek is committed to adding 600 new employees in Hungary over the next few years.

         As part of the agreement, the Hungarian Government has pledged a grant of 2.9 billion HUF (approximately $14.5 million) to Zoltek's Hungarian subsidiary for use in modernizing its facility, establishing a research and development center there, and supporting a rapid buildup of manufacturing capacity for both acrylic fiber precursor raw material and carbon fiber. By the end of 2009, Zoltek expects rated annual carbon fiber production in Hungary to reach at least 8,000 tons (18 million pounds), compared to 800 tons (2 million pounds) at the beginning of 2005.

         "We are extremely grateful to the Hungarian Government for their generous and steadfast support," said Zsolt Rumy, Zoltek's Chairman, President and Chief Executive Officer. "This grant is a critical element supporting modernization and expansion of the facility. We believe that our Hungarian plant, in turn, will play a leading role in the production of carbon fibers used in commercial and industrial applications in European and world markets. Zoltek's strategic goal is to position the facility to stand at the epicenter of the next great revolution in building materials in every important sense - from technological as well as marketing and manufacturing perspectives."

         Since becoming a public company in 1992, Zoltek has focused on a mission of "commercializing" carbon fibers - by reducing the cost and price of this high-performance, space-age material and producing it in the quantities needed to encourage widespread adoption in emerging applications. Zoltek believes that it has been a catalyst in turning carbon fiber into the key enabling material for achieving breakthrough levels of performance in a variety of recently developed applications, including wind energy, ultra deepwater drilling, the creation of super- strong but super-lightweight concrete structures, and a new generation of extraordinarily fuel efficient cars.



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[ZOLTEK logo]
Zoltek Announces Grant From Hungarian Government
Page 2
March 31, 2006

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         In 1995, Zoltek acquired Magyar Viscosa Rt., whose principal business was producing acrylic fiber for textile markets, in a privatization transaction with the Hungarian Government. Since the acquisition, Zoltek has made substantial investments to convert the operation into production of acrylic fiber used as the precursor in Zoltek's low-cost method of manufacturing carbon fibers. As a result, Zoltek capitalized on the opportunity to secure an abundant future supply of low-cost raw material and a wealth of highly skilled workers and engineering talent. Zoltek also has installed and is operating four carbon fiber production lines in Hungary.

         In 2004, Zoltek identified wind energy as the first clear "breakthrough" non-aerospace application for carbon fibers. Zoltek has entered into long-term strategic supply relationships with both Vestas Wind Systems AS, of Denmark, the world's largest producer of wind turbine generators, and Gamesa Eolica, of Pamplona, Spain, the world's second largest producer. Zoltek is supplying both of those customers with carbon fibers produced in Hungary. In 2005 and early 2006, key technical employees transferred from Hungary to Zoltek's Abilene, Texas facility played a key role in re-establishing carbon fiber production at that plant.

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.